Exhibit 23.1

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, Renato Petter, P. Eng., hereby consent to the use of my name in connection with the reference to the report entitled “Technical Report for Gualcamayo Project, San Juan, Argentina, Report for NI 43-101 pursuant to National Instrument 43-101 of the Canadian Securities Administrators” dated March 25, 2011 (the “Report”) and to the inclusion or incorporation by reference of references to and summaries of the Report in the Registration Statement.

By:	/s/ Renato Petter
Name:	Renato Petter
Title:	P. Eng.

Dated: February 17, 2015